Exhibit 10.1

LEASE OF MODEL HOMES

THIS AGREEMENT hereby establishes a Lease (“Lease”) of the Premises described herein, and this Lease is entered into by and between BRIGHTWATER MODELS LLC, a Delaware limited liability company, hereinafter referred to as “Landlord” and SIGNAL LANDMARK, a California corporation, hereinafter referred to as “Tenant”, as follows:

1.            Leased Premises.  Landlord hereby leases to Tenant and Tenant hereby rents from Landlord, upon the terms and conditions hereinafter contained, the Property, consisting of seventeen (17) furnished model homes located at the following addresses, together with all property appurtenant thereto and all furnishings contained therein which were acquired by Landlord in Landlord’s purchase of the Model Homes, hereinafter called individually, a “Model Home” and collectively, the “Model Homes”:

4612, 4622, 4632, 4636, 4562, 4552, 4546, and 4542 Wellfleet Drive, Huntington Beach, CA 92649; and:  4491, 4501, 4511, 4521, 4512, 4502, 4492, 4482, and 4472 Oceanridge Drive, Huntington Beach, CA 92649

Tenant acknowledges that this Lease constitutes a lease under a sale/leaseback transaction with Landlord, and as such, Tenant accepts the Premises in its present condition.  As used in this Lease, the “Premises” means such number of the Model Homes that remain subject to this Lease at a specified time.

2.            Lease Term.  The term of this Lease shall commence upon the close of escrow in which Landlord acquired title to the Premises ( “Commencement Date”) and continue for a period of thirty-six (36) months (“Initial Term”).  The Tenant shall have the option to extend the Initial Term pursuant to the provisions contained in Exhibit “A” attached hereto.

Provided Tenant is not in Default under this Lease and would not be in Default with the passage of time or the giving of notice or both, Tenant shall have the right to elect an early termination of this Lease with respect to all the applicable Model Homes in a given product line upon the terms and conditions set forth in this Paragraph (each, an “Early Termination Option”).  Each Early Termination Option must be exercised, if at all, by written notice delivered by Tenant to Landlord after at least ninety percent (90%) of the production homes and/or the lots designated for such Model Home product line have been sold (sales contract signed and escrow opened), but in no event sooner than two (2) years after the Commencement Date.  Effective upon the date of an Early Termination Option notice, the provisions of Paragraph 24 below shall apply, and effective upon the close of escrow for the sale of any Model Home that was subject to an Early Termination Option, the term of this Lease shall terminate with respect to such Model Home while the Lease shall continue in full force and effect with respect to the remaining Premises.

3.            Rent.

(a)           Rent.  On the Commencement Date, Tenant shall prepay to Landlord rent for the first six (6) months of the Lease term in the amount of One Million Five Hundred Fifty-Six Thousand Seven Hundred Eighty-Seven Dollars ($1,556,787) plus a daily rent amount of Eight

Thousand Six Hundred Thirty Dollars ($8,630) for the number of calendar days from the Commencement Date thru December 31, 2008.  Commencing on July 1, 2009, Tenant agrees to pay to Landlord at Landlord’s address given herein, without demand or setoff, in lawful money of the United States of America, the annual rent (“Rent”) set forth on Schedule 1 for each Model Home which is a part of the Premises, which Rent amount shall be payable in equal monthly installments in advance, on the first (1st) day of each calendar month during the term of this Lease.  Any necessary Rent prorations will be made on an actual day basis.  Tenant shall make all required payments of applicable taxes as provided below in Paragraph 6.  Further, all other charges to be paid by Tenant hereunder, including, without limitation, real property taxes and assessments, payments for homeowners association dues, insurance and repairs, if any, shall be considered additional rent for the purposes of this Lease (“Additional Rent”).

(b)           Rent Decrease.  In the event that Tenant elects an Early Termination Option, effective upon the close of escrow for such Model Home sale, the Rent shall decrease by an amount equal to the then current Rent amount for such Model Home.

(c)           Late Payments.  Tenant acknowledges that late payment by Tenant of any Rent or other sums payable to Landlord under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain.  Therefore, if any Rent or other sum payable to Landlord by Tenant is not received within ten (10) days of when due, Tenant shall pay to Landlord no later than ten (10) calendar days after such due date an additional sum equal to six percent (6%) of such overdue payment.  Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment.  Additionally, all such delinquent Rent or other sums payable to Landlord, plus this late charge, shall bear interest from the date such late charge is assessed at the then maximum lawful rate permitted to be charged by Landlord.  In addition, in the event that Tenant fails to pay any Additional Rent when due, Tenant shall be responsible for any and all late fees, penalties, interest and expenses associated with such failure to timely pay.

4.            Permitted Use.  Tenant shall have the sole and exclusive right to the use of the Premises during the term hereof for the purpose of displaying the same to the public as Model Homes in connection with Tenant’s sales program for the Brightwater project and for all purposes related thereto, including but not limited to use for sales office space, photo shoots, promotional and community events.  Tenant shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.  At Tenant’s sole cost and expense, Tenant shall procure, maintain and hold available for Landlord’s inspection, all governmental licenses and permits required for the proper and lawful conduct of Tenant’s business from and at the Premises.  Tenant shall maintain the Premises in compliance with any and all CC&Rs and all laws, statutes, zoning restrictions, ordinances or governmental laws, rules, regulations or requirements of any duly constituted public authority having jurisdiction over the Premises now or hereafter in force.  Tenant shall not use or occupy the Premises in violation of any of the foregoing.  Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall maintain the Premises in accordance with Paragraph 8 below.

5.            Surrender Of Premises; Holding Over.  Upon expiration of the term of this Lease, Tenant shall surrender to Landlord the Premises in good condition, except for ordinary wear and tear.  If Tenant, with Landlord’s consent, remains in possession of any portion of the Premises after expiration or termination of the term of this Lease, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on written thirty (30) day notice at any time, by either party.  All provisions of this Lease, except those pertaining to term and rent, shall apply to the month-to-month tenancy.  Tenant shall pay monthly rent, in advance, in an amount equal to one hundred fifteen percent (115%) of the monthly Rent amount, plus all Additional Rent, property taxes and any other amounts to be paid by Tenant under this Lease.  During such month-to-month tenancy, Tenant shall indemnify, defend and hold Landlord harmless from all loss or liability, including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant or any third party purchaser resulting from Tenant’s failure to surrender the Premises, together with, in each case, actual attorneys’ fees and costs.

6.            Taxes.  Tenant shall pay, at least ten (10) days before delinquency, all real property taxes and personal property taxes, assessments, license fees and public charges levied, assessed or imposed upon the Premises and Tenant’s business operations.  Tenant shall provide Landlord evidence of said payment no later than ten (10) days before delinquency.  As used herein, real property taxes means all taxes, assessments (general and special) and other impositions or charges which may be taxed, charged, levied, assessed or imposed upon all or any portion of or in relation to the Premises or any portion thereof, any leasehold estate in the Premises or measured by rent from the Premises, including any increase caused by the transfer, sale or encumbrance of the Premises or any portion thereof.  Real property taxes shall also include any form of assessment, levy, penalty, charge or tax (other than estate, inheritance, net income or franchise taxes) imposed by any authority having a direct or indirect power to tax or charge, including, without limitation, any city, county, state, federal or any improvement or other district, whether such tax is: (a) determined by the area of the Premises or the rent or other sums payable under this Lease; (b) upon or with respect to any legal or equitable interest of Landlord in the Premises or any part thereof; (c) upon this transaction or any document to which Tenant is a party creating a transfer in any interest in the Premises; (d) in lieu of or as a direct substitute in whole or in part of or in addition to any real property taxes on the Premises; or (e) in consideration for services, such as police protection, fire protection, street, sidewalk and roadway maintenance, refuse removal or other services that may be provided by any governmental or quasi-governmental agency from time to time which were formerly provided without charge or with less charge to property owners or occupants.

If Tenant shall fail to timely pay any real property taxes or personal property taxes, Landlord shall have the right, but not the obligation, to (i) pay the same, in which case Tenant shall immediately repay such amount to Landlord including interest at the maximum interest rate permissible by law from the date paid by Landlord until the date of payment by Tenant, and/or (ii) exercise any and all remedies available to Landlord under this Lease.

Tenant’s liability to pay taxes shall be prorated on the basis of a 365 day year to account for any portion of a tax year included at the expiration of the Term of this Lease.  With respect to any assessments which may be levied against or upon the Premises, or which under the laws then in effect may be evidenced by improvements or other bonds or may be paid in annual installments, only the amount of such annual installments (with appropriate proration for any partial year) and interest due thereon shall be included within the computation of the annual taxes levied against the Premises.  If this Lease terminates with respect to any of the Model Homes on a date earlier than the end of a fiscal tax year, Landlord or escrow company (should any such Model Homes then be subject to a sale escrow) shall deliver to Tenant a statement setting forth the amount of taxes to be paid by Tenant prorated to the date of termination.  Tenant shall pay to Landlord or escrow company (should any such Model Homes then be subject to a sale escrow), as the case may be, such prorated amount within five (5) days of Tenant’s receipt of the statement.  Tenant’s failure to pay any taxes required to be paid under this Lease shall constitute a Default under this Lease.

7.            Utilities and Other Expenses.  Tenant agrees to pay, before they become delinquent, all charges for gas, electric, water, sewer, internet, cable and telephone furnished to the Premises during the term of this Lease, including all installation, connection and disconnection charges.  Landlord shall not be required to incur any expenses or other charges directly applicable to the Premises, so that all impositions, insurance premiums, utility expenses, construction costs, repair and maintenance expenses, and all other costs and expenses, general or special, ordinary or extraordinary, foreseen or unforeseen, of every kind or nature whatsoever, shall be paid or discharged by Tenant.

8.            Maintenance.

Tenant shall maintain and keep the Premises in first class repair and appearance and in accordance with the maintenance manual provided to Landlord upon Landlord’s purchase of the Property, including, without limitation, maintaining and repairing all walls, floors, ceilings, doors, exterior and interior windows and fixtures, electrical, plumbing and sewerage systems, window frames, gutters and downspouts, the heating, ventilating and air conditioning systems servicing the Premises, the outside areas of the Premises and every part thereof including, without limitation, the landscaping (including replacement thereof), sprinkler system, walkways, site lighting as well as damage caused by Tenant, its agents, employees, invitees or any other persons.  Upon expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed at the commencement of the Term, except for reasonable wear and tear, or damage caused by fire or other casualty for which Landlord has received all funds necessary for restoration of the Premises.

Tenant’s failure timely to pay any of the charges in connection with the performance of its maintenance and repair obligations to be paid under this Paragraph 8 shall constitute a material default under this Lease subject to cure as set forth below.

Upon termination of this Lease, Landlord and Tenant will jointly inspect the Premises for the purpose of preparing a list of corrective work.  In the event the Premises have sustained damage beyond normal wear and tear (taking into account Tenant’s obligation to maintain and keep the Premises in first class repair and appearance), Tenant will, at its own expense, repair such damage.  It is also agreed that upon expiration of the Lease, the Premises will be restored to its original condition except for normal wear and tear and the required improvements to convert each Model Home to obtain a Certificate of Occupancy described in Paragraph 9 below.

If Tenant refuses or neglects to repair and maintain the Premises as required hereunder and to the reasonable satisfaction of Landlord, Landlord may at any time following ten (10) days from the date on which Landlord shall make a written demand on Tenant to effect such repair and maintenance, enter upon the Premises and make such repairs and/or maintenance, and Landlord shall have no liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise or other property (unless such loss or damage is caused by Landlord’s gross negligence or willful misconduct) or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord Landlord’s costs for making such repairs plus five percent (5%) for overhead, upon presentation of a bill therefor.  Said bill shall include interest at the maximum rate permitted by law on said costs from the date of completion of the maintenance and repairs by Landlord.

9.            Alterations.

Tenant shall not make any significant alterations to the Premises outside of ordinary and customary enhancements for model homes to the Model Homes without Landlord’s prior written consent; provided, however, in no event may Tenant make any alterations to the Premises that would require a change to the current plans and specifications for the Premises without Landlord’s prior written consent.

As of the end of the term of this Lease or earlier termination thereof as to any of the Model Homes, Tenant shall have completed all improvements necessary to convert each Model Home to a habitable condition, to provide a minimum of two (2) garage spaces per Model Home, and to obtain a Certificate of Occupancy from the applicable governing public agencies for each Model Home.  Tenant shall secure all appropriate governmental approval and permits, and shall complete all such alterations in compliance with current plans and specifications (modified to the extent necessary to comply with any changes to the then applicable laws, rules and regulations) provided said plans include a minimum of two (2) garage spaces per Model Home, and in compliance with all applicable laws, statutes and regulations, Tenant shall pay all costs for such alterations and shall keep the Premises free and clear of all mechanics’ liens which may result from such improvements; provided, however, Landlord shall reimburse Tenant for such improvements, up to an aggregate amount of Five Hundred Thousand Dollars ($500,000) (the “Tenant Improvement Allowance”), upon Tenant’s completion of such improvements in compliance with the provisions of this Paragraph 9, including, without limitation, the delivery to Landlord of satisfactory evidence that the Premises are free and clear of mechanic’s liens, for any of the Model Homes; provided, further, in the event that Landlord exercises its rights under this Lease to construct any of the improvements required under this Paragraph 9, Landlord may utilize the Tenant Improvement Allowance to pay the costs of any such improvements.  All costs and expenses incurred in completing such improvements and obtaining each Certificate of Occupancy in excess of the Tenant Improvement Allowance shall be borne solely by Tenant.  During the conversion process, Tenant will continue to pay Rent to Landlord in the amount stated in this Lease.  In the event that Tenant has not obtained a Certificate of Occupancy for all of the Model Homes as of the termination date of this Lease, Tenant shall be considered to be a holdover Tenant pursuant to Paragraph 5 above until such time as a Certificate of Occupancy is received for such Model Homes.

10.          Release and Indemnity.

As material consideration to Landlord, Tenant agrees that Landlord, its affiliates and their respective partners, members, managers, employees, agents, trustees, beneficiaries, officers, directors, shareholders, divisions, subsidiaries and successors (collectively, “Indemnitees”) shall not be liable to Tenant, its agents, employees, sublessees, invitees, licensees and other persons claiming under Tenant for any of the following events, provided that such events were not caused by any Indemnitee:  (i) loss or damage to the Premises by theft or otherwise, (ii) consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein; or (iii) any injury or damage to person or property on the Premises resulting from fire, explosion, gas, electricity, water or rain which may leak from any part of the Premises or from pipes, appliances or plumbing work therein or from the roof, street, sub-surface or from any other place on the Premises or resulting from dampness or any other cause whatsoever on the Premises.  Landlord shall not be liable for any latent defects in the Premises.  Tenant shall give prompt notice to Landlord in case of fire or accidents on the Premises, and of defects therein or in the fixtures or equipment located therein.

To the fullest extent permitted by law, Tenant agrees to indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold harmless the Indemnitees from (i) all claims, actions, liabilities, and proceedings arising from the Premises or Tenant’s use of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered in or about the Premises, and any breach or material default in the performance of any obligation to be performed by Tenant under the terms of this Lease, or arising from any act, neglect, fault or omission of Tenant, or of its agents, contractors, employees or invitees, and (ii) any and all costs, attorneys’ fees, expenses and liabilities incurred with respect to any such claims, actions, liabilities, or proceedings, and in the event any actions or proceedings shall be brought against Landlord by reason of any such claims.  Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably approved in writing by Landlord.  Tenant hereby assumes all risk of damage to property or injury to person in, upon or about the Premises from any cause whatsoever during the term of the Lease, other than such damage or injury that is caused by any Indemnitee, and Tenant hereby waives all its claims in respect thereof against Landlord.

As used herein, the term “liabilities” shall include all suits, actions, claims and demands and all expenses (including attorneys’ fees and costs of defense) incurred in or about any such liability and any action or proceeding brought thereon.  If any claim shall be made or any action or proceeding brought against Landlord on the basis of any liability described in this Paragraph, Tenant shall, upon notice from Landlord defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord.  It is understood that payment shall not be a condition precedent to recovery upon the foregoing indemnity.

11.          Insurance.  Tenant agrees to maintain in full force and effect throughout the entire term of this Lease, the insurance described on Exhibit “B” attached hereto.  All premiums and the payment of all deductible amounts are the sole responsibility of the Tenant.  In the event of any casualty or loss covered (or required to be covered) by such insurance, all proceeds shall be applied to the repair, reconstruction or replacement of the damaged improvements or, if Landlord terminates this Lease pursuant to the provisions of Section 12 below, all such proceeds shall be paid to Landlord.

12.          Destruction.

If during the Term of this Lease, any portion of the Premises is damaged or destroyed and such damage or destruction can, in Tenant’s reasonable estimation, be repaired within one hundred eighty (180) days following such damage or destruction, this Lease shall remain in full force and effect and Tenant shall promptly commence to repair and restore the damage or destruction to substantially the same condition as existed prior to such damage and shall complete such repair and restoration with due diligence in compliance with all then existing laws.  If (a) such damage or destruction cannot, in Tenant’s reasonable estimation, be repaired within one hundred eighty (180) days following such damage or destruction; or (b) the damage or destruction occurs within the last three (3) months of the Term of this Lease, then Landlord may, in its sole discretion, terminate this Lease by delivery of notice to Tenant within thirty (30) days of the date Landlord learns of the damage and Landlord shall be entitled to receive all proceeds from insurance policies for any such damage or destruction, other than any proceeds paid for Tenant’s sales office furniture and equipment.

In the event of repair, reconstruction and restoration by Tenant as herein provided, the Rent, Additional Rent and any other amounts payable under this Lease shall not be abated.  Tenant shall not be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises, damage to Tenant’s personal property and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

The provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4, and any other similarly enacted statute or court decision relating to the abatement or termination of a lease upon destruction of the Premises, are hereby waived by Tenant; and the provisions of this Paragraph 12 shall govern in case of such destruction.

13.          Condemnation.

(a)           Definitions.  The following definitions shall apply: (i) “Condemnation” means (1) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise by Condemnor and (2) the voluntary sale or transfer by Landlord to any Condemnor either under threat of condemnation or while legal proceedings for condemnation are proceeding; (ii) “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned; (iii) “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation; and (iv) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having a power of Condemnation.

(b)           Obligations to be Governed by Lease.  If during the term of this Lease there is any taking of all or any part of the Premises, the rights and obligations of the parties shall be determined pursuant to this Lease.

(c)           Total or Partial Taking.  If the Premises are totally taken by Condemnation, this Lease shall terminate on the Date of Taking.  If any of the Model Homes are taken by Condemnation, this Lease shall remain in full force and effect and on the Date of Taking the Rent shall be reduced by an amount equal to the portion of the Rent allocated to such Model Homes.  Each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure and any present or future law allowing either party to petition the court to terminate this Lease in the event of a partial taking of the Premises.

If the Premises are totally or partially taken by Condemnation, Tenant shall not assert any claim against Landlord or the Condemnor for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of the Award without any deduction for any estate or interest of Tenant.

14.          Default.  The occurrence of any of the following shall constitute a material default (“Default”) by Tenant:  (a) A failure to pay Rent or any other sums to be paid by Tenant under this Lease no later than ten (10) days after when due; (b) Abandonment of the Premises (failure to occupy and operate the Premises for thirty (30) consecutive days shall be deemed an abandonment); (c) The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days; or if this Lease shall, by operation of law or otherwise, pass to any person or persons other than Tenant; (d) The failure to perform any other provision of this Lease or the Purchase and Sale and Escrow Instructions, as amended (the “Contract”) entered into between Tenant, as seller, and Landlord, as buyer, for the purchase and sale of the premises to Landlord, which remains uncured sixty (60) days after notice thereof from Landlord; or (e) a Credit Facility Default.  As used herein, a “Credit Facility Default” means, (i) the receipt by Tenant or any of the borrowers or guarantors or any of their respective affiliates of a written notice of default that seeks acceleration of the payment of indebtedness (a “Notice of Default”), and (ii) Tenant or Tenant’s affiliates fail to obtain an injunction or stay regarding the acceleration within forty-five (45) days from the date of the Notice of Default under any deed of trust which secures either (1) the $100,000,000 Senior Secured Revolving Credit Agreement dated as of September 15, 2006 among California Coastal Communities, Inc., as Borrower, and Signal Landmark and Signal Landmark Holdings Inc., and certain others named therein as Guarantors, and Keybank National Association, as Lender, Swingline Lender and Agent, and Wachovia Bank, N.A., as Syndication Agent, and the other financial institutions which are or may become a lender party thereto, as amended; or (2) the $125,000,000 Senior Secured Term Loan Agreement dated as of September 15, 2006, as amended, among California Coastal Communities, Inc., as Borrower, and certain subsidiaries of the borrower from time to time party thereto, as guarantors, and Keybank National Association, as Lender and Agent, and the other financial institutions which are or may become a lender party thereto, or any credit facility(ies) replacing either or both of the above (collectively, “Credit Facilities”).  Tenant shall promptly send to Landlord copies of any written notices of default sent to Tenant under any of the Credit Facilities.

15.          Landlord’s Remedies.

Landlord shall have the remedies described in this Paragraph 15 if Tenant is in Default.  These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.  Upon any such Default, Landlord may terminate Tenant’s right to possession of the Premises at any time.  No act by Landlord other than giving notice to Tenant shall terminate this Lease.  Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.  Upon termination of Tenant’s right to possession, Landlord has the right to recover from Tenant pursuant to California Civil Code Section 1951.2: (a) The worth at the time of award of any unpaid Rent which had been earned at the time of termination of Tenant’s right to possession; (b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after the date of termination of Tenant’s right to possession until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (d) Any other amount, including court costs, reasonable attorney fees and collection costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s Default.  “The worth”, as used for Items (a) and (b) in this Paragraph 15. is to be computed by allowing interest at the lesser of sixteen percent (16%) per annum or the maximum rate Landlord is permitted to charge by law.  Landlord shall also have the right to continue this Lease in full force and effect pursuant to California Civil Code Section 1951.4 and recover rent as it comes due, if Tenant has the right to sublet the Premises or assign this Lease, subject only to reasonable limitations.

Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and Tenant’s personal property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant or disposed of in a reasonable manner by Landlord.  No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph 15 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

16.          Default By Landlord.  The occurrence of any of the following shall constitute a material default by Landlord:  (a)  The making by Landlord of any general assignment for the benefit of creditors; the filing by or against Landlord of a petition to have Landlord adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Landlord, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of substantially all of Landlord’s assets or of Landlord’s interest in this Lease, where possession is not restored to Landlord within sixty (60) days; the attachment, execution or other judicial seizure of substantially all of Landlord’s assets or of Landlord’s interest in this Lease where such seizure is not discharged within sixty (60) days; The failure to perform the obligations of Landlord under Lease or the

Contract; provided, however, Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within forty-five (45) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than forty-five (45) days is required for performance, then Landlord shall not be in default if Landlord commences performance within such forty-five (45) day period and thereafter diligently prosecutes the same to completion.  In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default or to offset or deduct Rent or Additional Rent; Tenant’s remedies shall be limited to any other remedy available at law or in equity.  Nothing herein contained shall be interpreted to mean that Tenant is excused from paying Rent or any other amounts due hereunder as a result of any default by Landlord it being understood that Tenant’s obligation to pay Rent and Additional Rent is an independent covenant of this Lease.

17.          Entry of Premises and Performance by Landlord.

Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times, subject to reasonable prior notice given the circumstances (and no notice shall be required in the event of an emergency), for any of the following purposes: (a) To determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) To do any necessary maintenance and to make any restoration to the Premises that Landlord has the right to perform under this Lease; (c) To post “for sale” signs during the last sixty (60) days of the Term, or during any period while Tenant is in Default, after allowing for the applicable cure period provided herein; (d) To show the Premises to prospective brokers, agents and/or buyers during the last sixty (60) days of the Term; (e) To do any other act or thing necessary for the safety or preservation of the Premises; or (f) To discharge Tenant’s obligations hereunder when Tenant has failed to do so in accordance with the terms of this Lease, including, without limitation, to convert each Model Home to habitable condition pursuant to Paragraph 9 above.  Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising out of Landlord’s entry onto the Premises as provided in this Paragraph 17, unless caused by Landlord’s gross negligence or willful misconduct.  Tenant shall not be entitled to an abatement or reduction of Rent or Additional Rent if Landlord exercises any rights reserved in this Paragraph 17.  Tenant shall provide Landlord a key upon request with which to unlock all the doors in, upon and about the Premises, excluding Tenant’s vaults and safes.

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense without any abatement of Rent or Additional Rent.  If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord (or such other period as specifically provided herein), Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make any such payment or perform any such other act on Tenant’s part to be made or performed in this Lease; provided, however, all sums so paid by Landlord and all necessary incidental costs together with interest thereon at the lesser of sixteen percent (16%) or the maximum rate an individual is permitted to charge by law from the date of such payment by Landlord, shall be payable to Landlord on demand.  Tenant covenants to pay any such sums, and Landlord shall have (in addition to all other rights or remedies of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of Default by Tenant in the payment of the Rent.

18.           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, delivered or sent by telex, facsimile, cable or via a reliable overnight courier such as Federal Express, and shall be deemed received upon the earlier of (a) if personally delivered or via overnight courier, the date of delivery to the address of the person to receive such notice; (b) if mailed, upon the date of receipt as disclosed on the return receipt; or (c) if given by facsimile, when sent if received by 5:00 p.m. on a business day, otherwise the next business day.  Any notice, request, demand, direction or other communication sent by facsimile must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing.

If to Tenant, to:	Signal Landmark
6 Executive Circle, Suite 250
Irvine, California 92614
Attention: Raymond J. Pacini
Telephone: (949) 250-7781
Facsimile: (949) 250-7784

With a copy to:	Gregory W. Preston, Esq.
Corporate Law Solutions, P.C.
2112 Business Center Drive, 2nd Floor
Irvine, California 92612
Telephone: (949) 252-9252
Facsimile: (949) 757-0667

If to Landlord, to:	c/o IHP Capital Partners
19800 MacArthur Boulevard, Suite 700
Irvine, California 92612
Attention: Douglas C. Neff
Telephone: (949) 655-7003
Facsimile: (949) 851-8284

With a copy to:	IHP Capital Partners
19800 MacArthur Boulevard, Suite 700
Irvine, California 92612
Attention: Legal Department
Telephone: (949) 851-2121
Facsimile: (949) 655-9035

or such other address as shall, from time to time, be supplied in writing by any party to the others.  If any notice or other document is sent by certified mail, postage prepaid, with return receipt requested, addressed as above provided, the same shall be deemed served or delivered within forty-eight (48) hours after deposit in the United States mail.  Notices delivered by overnight service shall be deemed to have been given one (1) business day after delivery of the same, charges prepaid, to the U.S. postal service or private courier.  If any notice is sent by facsimile transmission the same shall be deemed served or delivered when sent if confirmation of the transmission thereof is received by 5:00 p.m. on a business day, otherwise the next business day.  Any notice or other document sent or delivered in any other manner shall be effective only if and when received.  Rejection or other refusal to accept delivery, or the inability to deliver because of a changed address of which no notice was given, shall be deemed to constitute receipt of notice or other communication sent.

19.           Waiver.  No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver.  No act or conduct of Landlord, including, without limitation, acceptance of the keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the expiration of the Lease Term.  Only written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish termination of this Lease.  Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.  Any waiver by Landlord of any Default must be in writing and shall not be a waiver of any other Default concerning the same or any other provision of this Lease.

20.           Limitation of Liability.  In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of Tenant covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord or otherwise pertaining to any obligation of Landlord in respect of the Premises:   Tenant acknowledges that State of California Public Employees’ Retirement System (“System”) is an indirect investor in Landlord.  Notwithstanding any other term or provision of this Lease, System’s liability hereunder is solely that of a limited partner, and no personal or direct liability shall at any time be asserted or enforceable against the investors in Landlord, System, System’s Board, or any of their constituent members, partners, employees, directors, officers, shareholders or agents on account of or arising out of any obligations arising out of or related to this Lease.  Tenant agrees that it shall look solely to Landlord’s interest in the Premises for the enforcement of any claims against Landlord arising hereunder or related hereto, and waives any claim against the investors in Landlord, including without limitation System, irrespective of the compliance or noncompliance now or in the future with any requirements relating to the limitation of liability of limited partners.

Tenant agrees that each of the foregoing provisions shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.

21.           Professional Fees.

(a)           If Landlord or Tenant should reasonably engage any professional including, without limitation, attorneys, appraisers, accountants, environmental or other consultants for the purpose of bringing suit for possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Landlord or Tenant hereunder, or in the event of any other litigation between the parties with respect to this Lease, then all costs and expenses reasonably incurred, including, without limitation, professional fees such as appraisers, accountants’, attorneys’ and other consultants’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

(b)           If Landlord is named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses reasonably incurred in such suit including, without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees.

22.           Estoppel Certificate.

(a)           Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement (“Estoppel Certificate”) certifying the following, to the extent that such items are accurate, true and correct to the commercially reasonable knowledge of Tenant:  (i) the date of commencement of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the nature and date of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that there are no current material defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (v) such other matters requested by Landlord.  Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 22 may be relied upon by any lender of Landlord or its affiliates, mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein.

(b)           Tenant’s failure to deliver such statement within such time shall constitute a Default under this Lease and Landlord may, at Landlord’s option, terminate this Lease, and shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, and (ii) that there are no uncured defaults in Landlord’s performance.

23.           Liens.  Tenant shall, within sixty (60) days (but in no event later than the close of escrow date for the sale of any of the Model Homes) after receiving notice of the filing of any mechanic’s lien for material or work claimed to have been furnished to the Premises on Tenant’s behalf or at Tenant’s request, discharge the lien or post a bond equal to the amount required by statute with a bonding company reasonably satisfactory to Landlord.  If Tenant posts a bond, it shall contest the validity of the lien with all due diligence.  Tenant shall indemnify, defend and hold Landlord harmless from any and all losses and costs incurred by Landlord as a result of any such liens attributable to Tenant.  If Tenant does not discharge any lien or post a bond for such lien within such sixty (60) day period (but in no event later than the close of escrow date for the sale of any of the Model Homes), Landlord may discharge such lien at Tenant’s expense and Tenant shall promptly reimburse Landlord for all costs incurred by Landlord in discharging such lien including, without limitation, attorney’s fees and costs and interest on all sums expended at the maximum interest rate permitted by law.  Tenant shall provide Landlord with not less than ten (10) days prior written notice of its intention to have work performed at or materials furnished to the Premises so that Landlord may post appropriate notices of non-responsibility.  Failure to post a bond or discharge any lien in excess of Ten Thousand Dollars ($10,000) shall constitute a Default under this Lease.  Notwithstanding any provision of this Lease to the contrary, including, without limitation, Paragraph 15, Tenant shall have no additional cure periods with respect to the discharge of any such liens.

24.           Disposition of Model Homes upon Lease Termination.

(a)           Within twenty (20) days after (i) Landlord’s receipt of Tenant’s Early Termination Option notice pursuant to Paragraph 2 above, or (ii) Landlord’s election to terminate this Lease pursuant to Paragraph 25 below, Landlord shall notify Tenant in writing (“Landlord’s Re-sale Notice”) of Landlord’s listing price for the applicable Model Homes (the “Early Termination Listing Price”).  In addition, no sooner than sixty (60) days prior to expiration of the term of this Lease, Landlord shall deliver to Tenant Landlord’s Re-Sale Notice specifying Landlord’s desire to resell all or any portion of the Premises and Landlord’s listing price for such Model Home (the “Listing Price”).  Tenant shall have the right, but not the obligation, to notify Landlord within ten (10) calendar days from the date of Landlord’s Re-sale Notice, to elect to purchase any such Model Homes for the Early Termination Listing Price or the Listing Price, as the case may be.  In the event that Tenant timely elects to purchase any Model Homes pursuant to this Paragraph 24(a), Tenant shall deposit with an escrow established by Tenant with a nationally recognized title company selected by Tenant, a good faith deposit equal to three percent (3%) of the Early Termination Listing Price or the Listing Price, as the case may be, which deposit shall be non refundable to Tenant should it fail to perform its obligation to close the acquisition of the Model Homes.  The closing of a purchase and sale shall be held at the principal office of the title company no later than forty-five (45) days after Tenant’s election to purchase the Model Homes pursuant to this Paragraph 24.  Tenant shall pay the Early Termination Listing Price or the Listing Price, as the case may be, by a confirmed wire transfer of funds.  Landlord’s sale of any of the Model Homes to Tenant shall not waive any Default of Tenant or any rights or remedies Landlord may have under this Lease.

(b)           In the event that Tenant does not timely elect to purchase any of the Model Homes pursuant to Paragraph 24(a) above, and provided Tenant is not in Default under this Lease and would not be in Default with the passage of time or the giving of notice or both, and provided that Tenant or its affiliate, Hearthside Homes, Inc., is then a licensed real estate broker in the State of California, Landlord shall enter into an exclusive listing agreement with Tenant or such affiliate, giving Tenant or such affiliate the exclusive right to sell such Model Homes for ninety (90) days, and agreeing to pay Tenant or such affiliate a five percent (5%) commission with respect to each sale, and Tenant shall immediately commence using its diligent efforts to sell the Model Homes to third party purchasers.  Tenant shall utilize its typical and customary marketing program utilized for the sell out of its production homes in the Brightwater project.  In the instance where the sale to a third party purchaser is consummated by Tenant utilizing the services of a licensed sales agent or broker unrelated to Tenant or its affiliate, then Tenant shall be obligated to pay all sale commissions, at the close of escrow for any such sale, to such procuring agent or broker.  Tenant shall be responsible for all marketing expenses and closing costs associated with any such sale of the Model Homes.  In the event that Tenant has not opened escrow for the sale of all of the Model Homes within the ninety (90) day exclusive listing period,

Landlord reserves the right to engage another broker to sell such Model Homes and Tenant shall have no further right to any compensation from Landlord or any third party with respect to any such sale.

25.           Landlord’s Right to Purchase and Leaseback Additional Models.  In the event that Tenant desires to construct new model homes anywhere within the Brightwater community, Landlord shall have the right, in its sole discretion, to either purchase and leaseback such new model homes on similar terms as contained in this Lease or to terminate this Lease and sell the Model Homes.  Landlord shall provide written notice to Tenant of Landlord’s election within ten (10) days of Landlord’s receipt of Tenant’s written notice to Landlord that Tenant desires to construct new model homes in the community.  Should Landlord elect to terminate this Lease pursuant to this Paragraph 25, the provisions of Paragraph 24 shall apply.

26.           Assignment of Lease.

Tenant shall not assign or encumber its interest in this Lease or the Premises or sublease all or any part of the Premises or allow any other person or entity to occupy or use all or any part of the Premises without first obtaining Landlord’s consent, in Landlord’s sole and absolute discretion.  Any assignment, encumbrance or sublease without Landlord’s prior written consent shall be voidable and at Landlord’s election, shall constitute a Default.  Landlord’s waiver or consent to any assignment or subletting shall not relieve Tenant or any assignee or sublessee from any obligation under this Lease whether or not accrued.

If Tenant is a partnership or limited liability company, a withdrawal or change, voluntary, involuntary or by operation of law, of any partner or member, or the dissolution of the partnership or limited liability company, shall be deemed a voluntary assignment.  If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or sale or other transfer of a controlling percentage of the capital stock of Tenant, or the sale of any assets of Tenant other than in the ordinary course of business shall be deemed a voluntary assignment.  The phrase “controlling percentage” means ownership of and right to vote stock possessing at least twenty-five percent (25%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for election of directors.  The preceding two sentences of this paragraph shall not apply to corporations the stock of which is traded through a public exchange or in the over-the-counter or electronic bulletin board markets.  If Tenant requests Landlord to consent to a proposed assignment or subletting Tenant shall pay to Landlord, whether or not consent is ultimately given, Landlord’s attorneys’ fees and other expenses incurred in connection with such request.

No interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy).  Each of the following acts shall be considered an involuntary assignment:  (a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (b) If a writ of attachment or execution is levied on this Lease; or (c) If in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises.  An involuntary assignment shall constitute a Default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

Tenant acknowledges and agrees that Landlord shall have the absolute right, at any time and without the need for consent of Tenant, to (a) assign all or any portion of its interest under this Lease, or (b) to assign all or any portion of its interest under this Lease either absolutely or collaterally as security for a loan or loans made to Landlord or to an affiliate of Landlord.  The lender exercising its remedies pursuant to any such assignment shall be entitled to become the Landlord.  Upon request of Landlord, Tenant shall consent, in writing, to any such assignment and shall provide such written consent and estoppel statement as may be reasonably requested by the assignee or lender(s) providing such financing to Landlord or its affiliate.  Upon request, Tenant shall pay Rent and any other amounts due from Tenant under this Lease as directed by Landlord and the lender providing any such financing to Landlord or Landlord’s affiliate.

27.           Subordination.  Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and unless otherwise elected by Landlord or any mortgagee or any beneficiary of a deed of trust with a lien on any portion of the Premises, this Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises, or any portion thereof, is specified as security.  In the event that any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord, at the option of such successor in interest.  Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord any additional documents evidencing the priority or subordination of this Lease with respect to any such the lien of any such mortgage or deed of trust.  Tenant hereby irrevocably appoints Landlord as attorney-in-fact of Tenant to execute, deliver and record any such document in the name and on behalf of Tenant.

28.           Miscellaneous Provisions.

(a)           Time of Essence.  Time is of the essence of each provision of this Lease.

(b)           Successors and Assigns.  This Lease shall be binding on and inure to the benefit of the parties and their successors and assigns, except as provided in Paragraph 26 herein.

(c)           Landlord’s Consent.  Any consent required by Landlord under this Lease must be granted in writing and may be withheld by Landlord in its sole and absolute discretion, unless otherwise expressly provided herein.

(d)           Commissions.  Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner.  Tenant shall hold Landlord free and harmless and indemnify and defend Landlord from any liabilities, damages or claims of any real estate broker, finder or other person with respect thereto, including attorneys’ fees and costs.

(e)           Landlord’s Successors.  In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any liability under this Lease, and in such event Landlord’s successor in interest shall be solely responsible for all obligations of Landlord under this Lease the full assumption of which by such successor being an absolute condition of any such sale or conveyance of the Premises.

(f)            Prior Agreement or Amendments.  This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.  No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

(g)           Recording.  Either Tenant or Landlord may record a short form memorandum of this Lease (“Memorandum of Lease”) in the form attached hereto as Exhibit “C” , and Landlord and Tenant shall execute and acknowledge such form if requested to do so by the other party; provided, however, as a condition to Tenant’s right to record a Memorandum of Lease, Tenant shall deliver to Fidelity National Title Company (“Escrow Holder”), 27708 Jefferson Avenue, Suite 201, Temecula, California 92590, Attention Gwen Bianco, properly executed and acknowledged Quitclaim Deed in the form attached hereto as Exhibit “D”, one for each Model Home, together with instructions to Escrow Holder satisfactory to both Tenant and Landlord, instructing Escrow Holder to hold such Quitclaim Deeds and to record such Quitclaim Deeds with respect to the Model Homes then owned by Landlord in the Official Records of Orange County, California upon Escrow Holder’s receipt of Landlord’s written notice to Escrow Holder and to Tenant that this Lease has been terminated as to such Model Homes.

(h)           Separability.  Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect.

(i)            No Partnership or Joint Venture.  Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers.  It is the express intent of the parties hereto that their relationship with regard to this Lease and the Premises be and remain that of lessor and lessee.

(j)            Interpretation.  This Lease shall be construed and interpreted in accordance with the laws of the state in which the Premises are located.  This Lease constitutes the entire agreement between the parties with respect to the matters covered herby, except for such guarantees or modifications as may be executed in writing by the parties from time to time.  When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter.

(k)           Joint and Several Liability.  If there is more than one Tenant under this Lease, each and every provision of this Lease shall be binding on each and every one of the Tenants, and they shall be jointly and severally liable hereunder.  Landlord shall have the right to join any or all of them in any proceeding or to proceed against them in any order.

(l)            Qualification; Authority.  Each individual executing this Lease on behalf of an entity represents and warrants that such entity is duly formed and authorized to do business in the State of California and that he or she is duly authorized to execute and deliver this Lease on behalf of such entity in accordance with authority granted under the formation documents of such entity, and that this Lease is binding upon such entity in accordance with their respective terms.

(m)          Counterparts.  This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease created hereby as of December 31, 2008.

“LANDLORD”	BRIGHTWATER MODELS LLC,
a Delaware limited liability company

	By:	IHP Investment Fund III, L.P.,
a California limited partnership, Its Member

		By:	Institutional Housing Partners III L.P.,
a California limited partnership
Its General Partner

			By:	IHP Capital Partners,
a California corporation
Its General Partner

				By:	/s/ BRIAN P. MCGOWAN
Brian P. McGowan
Chief Financial Officer

				By:	/s/ DONALD S. GRANT
Donald S. Grant
Executive Vice President

“TENANT”	SIGNAL LANDMARK, a California corporation,
Successor by Merger to Signal Bolsa Corporation,
a California corporation

	By:	/s/ RAYMOND J. PACINI
Raymond J Pacini,
President and Chief Executive Officer